  Spring 2024 RILA Updates
JMLPII & JMLPAII in NY
Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company of New York®

Not FDIC/NCUA insured • Not bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency
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Important disclosure
Please read
THE INFORMATION IN THE FILED PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES
UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS IS NOT AN
OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
OFFER OR SALE IS NOT PERMITTED.
Jackson Market Link Pro II (NY) Red Herring Prospectus: jackson.com/JMLP2nyredherring
Jackson Market Link Pro Advisory II (NY) Red Herring Prospectus: jackson.com/JMLPA2nyredherring
Jackson, its distributors, and their respective representatives do not provide tax, accounting, or legal advice. Any tax statements contained herein were not intended or written to be used and cannot be used for the purpose of avoiding U.S. federal, state, or local tax penalties. Tax laws are complicated and subject to change. Tax results may depend on each taxpayer’s individual set of facts and circumstances. Clients should rely on their own independent advisors as to any tax, accounting, or legal statements made herein.
Registered index-linked annuities are long-term, tax-deferred investments designed for retirement, involve investment risks, and may lose value. Earnings are taxable as ordinary income when distributed. Individuals may be subject to a 10% additional tax if withdrawn before age 59½ if an exception to the tax is not met.
Guarantees are backed by the claims-paying ability of Jackson National Life Insurance Company of New York. They are not backed by the broker/dealer from which this annuity contract is purchased, by the insurance agency from which this annuity contract is purchased or any affiliates of those entities, and none makes any representations or guarantees regarding the claims-paying ability of Jackson National Life Insurance Company of New York.
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Important disclosure
Please read
For Jackson Market Link Pro® II the withdrawals that exceed the free withdrawal amount may be subject to withdrawal charges and an interim value adjustment, which may reduce the contract value.
Tax deferral offers no additional value if an IRA or a qualified plan, such as a 401(k), is used to fund an annuity and may be found at a lower cost in other investment products. It also may not be available if the annuity is owned by a legal entity such as a corporation or certain types of trusts.
The latest income date allowed is age 95, which is the required age to annuitize or take a lump sum. If you are younger than 81 at issue, and if the guaranteed minimum death benefit value is greater than your contract value following mandatory annuitization at age 95, that difference will be locked in as a guaranteed death benefit. Please see the prospectus for important information regarding the annuitization of a contract.
Registered index-linked annuities are issued by Jackson National Life Insurance Company of New York (contract form numbers RILA290NY, RILA290NY-CB1,
RILA292NY, RILA292NY-CB1, RILA295NY, RILA295NY-FB1, RILA297NY, RILA297NY-FB1) (Home Office: Purchase, New York). Registered index-linked annuities are distributed by Jackson National Life Distributors LLC, member FINRA. These products have limitations and restrictions, including withdrawal charges and an interim value adjustment. Jackson issues other annuities with similar features, benefits, limitations, and charges. Contact Jackson for more information.
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Important disclosure
Please read
The Jackson Market Link Pro II Suite has been developed solely by Jackson. The Jackson Market Link Pro II Suite is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.
All rights in the Russell 2000® Index (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®” and “Russell 2000®” are trademarks of the relevant LSE Group company and is/are used by any other LSE Group company under license.
The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Jackson Market Link Pro II Suite. The LSE
Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Jackson Market Link Pro II Suite or the suitability of the Index for the purpose to which it is being put by Jackson.
The Product referred to herein is not sponsored, endorsed, or promoted by MSCI and MSCI bears no liability with respect to any such products or securities, or any index on which products are based. The annuity product prospectus contains a more detailed description of the limited relationship MSCI has with the affiliates of
Jackson National Life Insurance Company and any related products.
The S&P 500 Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Jackson. S&P®, S&P 500®, US 500,
The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark
Holdings LLC (“Dow Jones”). Jackson Market Link Pro II Suite is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.
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Jackson Market Link Pro II &
Jackson Market Link Pro Advisory II
Launching in the state of New York
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JMLPII and JMLPAII in New York
Jackson is planning to launch Jackson Market Link Pro II and Jackson Market Link Pro Advisory II in the state of New
York in Q2 2024. There are a few differences in NY versus base states:
•No Floor protection option
•No Performance Boost Crediting method
•No Market Value Adjustment (“MVA”) (only pertains to Jackson Market Link Pro Advisory II)
•No Terminal Illness Waiver
•Different Fixed Account Minimum Value (“FAMV”) calculation
•Different interim value calculation (Modified pro rata)
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Interim value in New York
As mentioned on the previous slide, NY will utilize a modified pro rata approach to interim value. Rather than the crediting methods and protection options being evenly accrued, and prorated over the course of the term, a greater amount, called a guaranteed minimum index adjustment factor, is allotted on day 1.
JMLPII and JMLPAII contracts in NY will apply the greater of applicable prorated or guaranteed minimum index adjustment factors, resulting in a larger proportion of their crediting methods and protection options applied up front. The guaranteed minimum index adjustment factors will generally be higher and therefore used in the interim value calculation until the amount of time spent in the Index Account Option catches up, at which point the proration will continue as normal.
The approximate guaranteed minimum index adjustment factors are as follows for the available Terms:
1-year Term: 66% of the Cap Rate, Performance Trigger Rate, and Buffer
3-year Term: 33% of the Cap Rate and Buffer
6-year Term: 25% of the Cap Rate and Buffer
The Index Participation Rates (“IPR”) are not prorated.
Example: At the start of the 1-year Index Account Option Term, the Interim Value will reflect the positive index returns up to 66% of their 1-year Cap rate. Similarly, the Interim Value will reflect 66% of the selected Buffer if the index returns are negative.
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Modified Calculation: 1-Year Term
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Modified Calculation: 3-Year Term
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Modified Calculation: 6-Year Term
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Modified Calculation Example
1-Year S&P 500 Cap w/ 10% Buffer
Cap = 16.25%
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Thank you.
Please contact Jackson with any additional questions.
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